Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK,

OF

GOHEALTH, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), GOHEALTH, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Certificate of Incorporation”), authorizes the issuance of 1,810,000,000 shares of stock, consisting of 1,100,000,000 shares of Class A common stock, with a par value of $0.0001 per share (“Class A Common Stock”), 690,000,000 shares of Class B common stock, with a par value of $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of preferred stock, with a par value of $0.0001 per share (“Preferred Stock”);

That, pursuant to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”), subject to any limitations prescribed by law or by that certain Stockholders Agreement, dated as of July 15, 2020, by and among the Company and the other Persons party thereto (as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation and with all necessary consent and approval of the Persons necessary to provide such consent and approval pursuant to the Stockholders Agreement, the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the powers, designations, preferences and other special rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 50,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock, the Series A-1 Preferred Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but excluding any Compounded Dividends.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed, for purposes of this Certificate of Designations, to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Class A Common Stock or Series A-1 Preferred Stock).

“Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Call Notice” shall have the meaning set forth in Section 9(c).

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Dividend” has the meaning set forth in Section 4(c).

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions:

(a) (1) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any such person or any portion of any group that consists of (w) the Company, (x) its wholly owned Subsidiaries, (y) their respective employee benefit plans or (z) any Permitted Holder, files any report with the SEC indicating that such person or group has become the direct or indirect beneficial owner of shares of the Class A Common Stock or the Company’s Common Equity representing more than fifty percent (50%) of the voting power of all of the Company’s Class A Common Stock or Common Equity, as the case may be; or (2) any “person” or “group” (as such terms are used in Sections 13(d) and

14(d) of the Exchange Act), other than any such person or any portion of any group that consists of any Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect beneficial owner of shares of Class A Common Stock or the Company’s Common Equity representing more than 50% of the number of the then outstanding shares of Class A Common Stock or the Company’s Common Equity, as the case may be;

(b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than solely to one or more of the Company’s wholly owned Subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all or substantially all of the Class A Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly beneficially owned all classes of the Company’s common equity immediately before such transaction directly or indirectly beneficially own, immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b);

(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; provided that, if such plan or proposal for the liquidation or dissolution of the Company is approved in connection with an event described in clause (a) or (b) above, only such event described in clause (a) or (b) shall constitute a Change of Control; or

(d) the Class A Common Stock ceases to be listed on any of The New York Stock Exchange, NYSE American, The NASDAQ Global Market, The NASDAQ Global Select Market or The Nasdaq Capital Market (or any of their respective successors); provided that, if such delisting occurs in connection with an event described in clause (a) or (b) above, only such event described in clause (a) or (b) shall constitute a Change of Control;

provided, however, that a transaction or event described in clause (a) or (b) above will not constitute a Change of Control if at least ninety percent (90%) of the consideration received or to be received by the holders of Class A Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or other corporate common equity interests listed (or depositary receipts representing shares of common stock or other corporate common equity interests, which depositary receipts are listed) on any of The New York Stock Exchange, NYSE American, The NASDAQ Global Market, The NASDAQ Global Select Market or The Nasdaq Capital Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Reorganization Event whose Exchange Property consists of such consideration.

For the purposes of this definition, any transaction or event described in both clause (a) and in clause (b)(1) or (2) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso).

“Change of Control Call” shall have the meaning set forth in Section 9(a)(i).

“Change of Control Call Price” shall have the meaning set forth in Section 9(a)(i).

“Change of Control Notice” shall have the meaning set forth in Section 9(b).

“Change of Control Effective Date” means the effective date of the Change of Control.

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Call Price or Change of Control Put Price, as applicable, for such share to the Holder thereof.

“Change of Control Put” has the meaning set forth in Section 9(a)(ii).

“Change of Control Put Deadline” shall have the meaning set forth in Section 9(b)(v).

“Change of Control Put Price” has the meaning set forth in Section 9(a)(ii).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Class A Common Stock on the NASDAQ on such date. If the Class A Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote on the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the recitals above.

“Compounded Dividend Record Date” has the meaning set forth in Section 4(d).

“Compounded Dividend Ratio” has the meaning set forth in Section 4(c).

“Compounded Dividends” has the meaning set forth in Section 4(c).

“Company Redemption Right” has the meaning set forth in Section 10(a)(i).

“Constituent Person” has the meaning set forth in Section 12(a).

“Consolidated EBITDA” has the meaning set forth for such term in the Existing Credit Agreement and shall be calculated in a manner consistent with the methodology contained in the Existing Credit Agreement with such adjustments to replace references to the “Borrower” and “Restricted Subsidiaries” therein with the “Company” and “the Company’s Subsidiaries,” respectively.

“Consolidated Total Net Debt” has the meaning set forth for such term in the Existing Credit Agreement and shall be calculated in a manner consistent with the methodology contained in the Existing Credit Agreement with such adjustments to replace references to the “Borrower” and “Restricted Subsidiaries” therein with the “Company” and “the Company’s Subsidiaries,” respectively.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the then-applicable Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 1,562.50 shares of Class A Common Stock, subject to adjustment as set forth herein.

“Conversion Restriction” has the meaning set forth in Section 6(c).

“Covered Repurchase” has the meaning set forth in Section 11(a)(iii).

“Current Market Price” per share of Class A Common Stock, as of any date of determination, means the arithmetic average of the closing price per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.

“DGCL” has the meaning set forth in the recitals above.

“Distributed Property” has the meaning set forth in Section 11(a)(iv).

“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Class A Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange or automated quotation system.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means in respect of any share of Series A Preferred Stock the period from and including the Issuance Date of such share to but excluding the first Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.

“Dividend Rate” means 7.00%.

“Dividend Record Date” has the meaning set forth in Section 4(d).

“Dividends” has the meaning set forth in Section 4(a).

“Elevance Group” means Anthem Insurance Companies, Inc., an Indiana corporation, together with its Affiliates.

“Elevance Share Cap” means, with respect to the Elevance Group, the maximum number of shares of Class A Common Stock that could be issued by the Company to the Elevance Group without the Elevance Group Beneficially Owning, or otherwise having direct or indirect ownership of greater than 9.99% of the issued and outstanding shares of Capital Stock with voting rights.

“Excess Amount” has the meaning set forth in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Existing Credit Agreement” means the Credit Agreement and Incremental Facility Agreement, dated as of September 13, 2019, among Norvax, LLC, as borrower, Blizzard Midco, LLC, the guarantors party thereto, Owl Rock Capital Corporation, as administrative agent, collateral agent and swingline lender and the other lenders from time to time party thereto, as the same may be replaced, modified, amended or restated from time to time.

“Expiration Date” has the meaning set forth in Section 11(a)(iii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $100,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion; provided that for any publicly traded security listed on a national securities exchange, the Current Market Price (substituting for this purpose only a reference to such security for all references to Class A Common Stock in the definition of Current Market Price) for the applicable date shall constitute the Fair Market Value.

“GH Group” means GH 22 Holdings, Inc., a Delaware corporation, together with its Affiliates.

“GH Share Cap” means, with respect to the GH Group, the maximum number of shares of Class A Common Stock that could be issued by the Company to the GH Group without the GH Group Beneficially Owning, or otherwise having direct or indirect ownership of greater than 4.999% of the issued and outstanding shares of Capital Stock with voting rights.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (i) the Liquidation Preference of such share (for the avoidance of doubt, reflecting increases in the amount of any Compounded Dividends on such share) on the applicable date of determination multiplied by (ii) one fourth of the Dividend Rate applicable on such date.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that does not have a material relationship with the Company.

“Individual Holder Share Cap” means, with respect to any individual Holder, the maximum number of shares of Class A Common Stock or Series A-1 Preferred Stock that could be issued by the Company to such Holder without triggering a change of control under NASDAQ Stock Market Rule 5635 (or its successor).

“Investment Agreement” means that certain Investment Agreement by and among the Company and the Investors dated as of September 23, 2022, as it may be amended, supplemented or otherwise modified from time to time.

“Investor Parties” means each Investor and each Permitted Transferee of each Investor to whom shares of Series A Preferred Stock, Class A Common Stock or Series A-1 Preferred Stock are transferred pursuant to Section 4.02 of the Investment Agreement.

“Investors” means “Purchasers” as set forth in the Investment Agreement.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share, as shall be increased for any Compounded Dividends, from time to time.

“Mandatory Conversion” has the meaning set forth in Section 7(a).

“Mandatory Conversion Date” has the meaning set forth in Section 7(a).

“Mandatory Conversion Notice Date” has the meaning set forth in Section 7(b).

“Mandatory Conversion Price” means 150% of the then-applicable Conversion Price, as adjusted pursuant to the provisions of Section 11(a). The Mandatory Conversion Price shall initially be $0.96.

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Class A Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.

“NASDAQ” means The NASDAQ Global Market, The NASDAQ Global Select Market or The Nasdaq Capital Market (or any of their respective successors).

“Notice of Company Redemption” has the meaning set forth in Section 10(a)(ii).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the Secretary, or any President or Vice President of the Company.

“Original Issuance Date” means the Closing Date, as defined in the Investment Agreement.

“Original Issuance Price” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Holder” means any Investors, any Affiliate of any Investor or any “group” (as such term is used in Section 13(d) or 14(d) of the Exchange Act) in which any Investor or an Affiliate of such Investor is a member, Centerbridge Partners, L.P. and its Affiliates, funds, partnerships or other co-investment vehicles managed, advised or controlled by Centerbridge Partners, L.P. or its Affiliates, and NVX Holdings, Inc. and its Affiliates.

“Permitted Transferee” has the meaning set forth in the Investment Agreement.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” has the meaning set forth in the recitals above.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Class A Common Stock have the right to receive any cash, securities or other property or in which Class A Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Redemption Price for each such share either to the Holder of such share or to the Transfer Agent, irrevocably, for the benefit of such Holder.

“Redemption Price” has the meaning set forth in Section 10(a)(i).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” has the meaning set forth in Section 12(a).

“Requisite Stockholder Approval” means the stockholder approval contemplated by the NASDAQ listing rules with respect to the issuance of shares of Class A Common Stock or Series A-1 Preferred Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rules; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the NASDAQ, such stockholder approval is no longer required for the Company to settle all conversions of the Series A Preferred Stock in shares of Class A Common Stock or Series A-1 Preferred Stock without regard to any Individual Holder Share Cap.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A-1 Preferred Stock” means the Company’s Series A-1 Convertible Non-Voting Perpetual Preferred Stock, par value $0.0001 per share, into which the shares of the Series A Preferred Stock may be converted.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trading Period” has the meaning set forth in Section 7(a).

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be American Stock Transfer & Trust Company, LLC.

“Trigger Event” has the meaning set forth in Section 11(a)(vii).

“Voting Limit” means, with respect to the Elevance Group, a limit of 9.99% of the voting rights associated with the issued and outstanding shares of Capital Stock of the Company at any time.

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

SECTION 4. Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b) Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall compound or be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day, for all purposes under this Certificate of Designations, shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls (for the avoidance of doubt, which such number of days shall be counted from and including the Issuance Date or last Dividend Payment Date, as applicable, to but excluding the next Dividend Payment Date); provided that if during any Dividend Payment Period any Compounded Dividends in respect of one or more prior Dividend Payment Periods are paid in cash, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day (recalculated to take into account such payment of Compounded Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends accrued with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period. Notwithstanding the foregoing, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) a daily accrual equal to product of (x) the Liquidation Preference of such share multiplied by (y) the quotient of the Dividend Rate divided by 365, multiplied by (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.

(c) Payment of Dividend. With respect to any Dividend Payment Date, the Company will pay or accrue, to the extent permitted by applicable law, in the Board’s sole discretion, Dividends on each share of Series A Preferred Stock (i) in cash (a “Cash Dividend”), if, as when and to the extent declared by the Board, or any duly authorized committee thereof, (ii) by increasing the amount of Compounded Dividends with respect to such share or (iii)

through a combination of either of the foregoing; provided that (A) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward) and (B) with respect to any Dividend Payment Date where the Company does not pay in cash all Dividends that accrued during the relevant Dividend Payment Period, the proportion of any Compounded Dividend to Dividend in respect of any Holder (the “Compounded Dividend Ratio”) shall be the same as the Compounded Dividend Ratio with respect to each Dividend paid to each other Holder that is entitled to a Dividend on such Dividend Payment Date. With respect to any Dividend Payment Date for which the Company does not for any reason (including because payment of any such Cash Dividends are prohibited by law) pay in cash all Dividends that accrued during the relevant Dividend Payment Period, any such accrued and unpaid Dividends on a share of the Series A Preferred Stock (“Compounded Dividends”) will (whether or not earned or declared) become part of the Liquidation Preference of such share of the Series A Preferred Stock as of the applicable Dividend Payment Date. Any Compounded Dividends that remain unpaid as of any determination date shall increase the Liquidation Preference in accordance with the definition of “Liquidation Preference”.

(d) Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Compounded Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, a “Compounded Dividend Record Date”), in each case whether or not such day is a Business Day.

(e) Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full Dividends (A) on all outstanding shares of Series A Preferred Stock that have accrued from and including the later of the Issuance Date or the first day of the current Dividend Payment Period in respect of such shares of Series A Preferred Stock have been declared and paid in cash, or (B) have been or contemporaneously are declared and a sum sufficient for the payment of those Dividends has been or is set aside for the benefit of the Holders for the current Dividend Payment Period (provided that, for avoidance of doubt, with respect to any Dividends the amount of which has been added to the Liquidation Preference in the form of Compounded Dividends, the Company shall be deemed to have satisfied the conditions in clause (A) and (B) of this Section 4(e)), the Company may not declare any cash dividend on, or make any cash distributions relating to, Junior Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of Junior Stock using the proceeds from a sale by the Company of Junior Stock;

(iii) as a result of an exchange, reclassification or conversion of any class or series of Junior Stock for or into any other class or series of Junior Stock;

(iv) purchases of fractional interests in shares of Junior Stock pursuant to the conversion, reclassification or exchange provisions of such Junior Stock or the security being converted, reclassified or exchanged;

(v) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(vi) distributions of Junior Stock or rights to purchase Junior Stock;

(vii) purchases, redemptions or other acquisitions of Junior Stock for an aggregate amount up to $5,000,000.00; or

(viii) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption, repurchase or exchange of any rights under any such plan.

Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon such shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon such shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

Subject to the provisions of this Section 4, dividends may be authorized by the Board, or any duly authorized committee thereof, and paid by the Company, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise provided under Section 11(a) or Section 12(a), as applicable).

(f) Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or a Compounded Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Compounded Dividend Record Date, as applicable, other than through the inclusion of Compounded Dividends in the Liquidation Preference as of the Conversion Date in the calculation under Section 6(a) or Section 7(a), as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or a Compounded Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Compounded Dividend Record Date, as applicable, shall not be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date other than through the inclusion of Compounded Dividends in the Liquidation Preference as of the Conversion Date in the calculation under Section 6(a) or Section 7(a), as applicable.

(g) Waivers. Any right related to the accrual, calculation, payment and priority of Dividends under this Section 4 or otherwise set forth in this Certificate of Designations may be waived as to such rights for all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 5. Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends) plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock up to, but not including, the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Class A Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a), the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders of shares of Series A Preferred Stock and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to such Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6. Right of the Holders to Convert.

(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series A Preferred Stock at such time (including following the delivery of any Notice of Company Redemption) into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the sum of (x) the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends) with respect to such share of Series A Preferred Stock as of the applicable Conversion Date plus (y) an amount equal to the Accrued Dividends with respect to such share of Series A Preferred Stock up to, but not including, the applicable Conversion Date divided by (B) the Conversion Price in effect as of the applicable Conversion Date and (ii) cash in lieu of fractional shares as set out in Section 11(h). For the avoidance of doubt, upon settlement of a conversion at the option of the Holder of Series A Preferred Stock, such Holder shall not receive cash payment of Accrued Dividends and Compounded Dividends not theretofore added to the Liquidation Preference and the Company shall not make any payments in respect of or adjust the Conversion Price to account for Accrued Dividends and Compounded Dividends to the Conversion Date. The right of conversion may be exercised in whole but not in part as to such Holder’s Series A Preferred Stock in accordance with this Section 6. Notwithstanding the foregoing, a Holder may elect to receive upon conversion, in lieu of the shares of Class A Common Stock otherwise deliverable, one share of Series A-1 Preferred Stock for every 1,000 shares of Class A Common Stock otherwise deliverable upon conversion and cash in lieu of any fractional shares of Series A-1 Preferred Stock as set out in Section 11(h).

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock and Series A-1 Preferred Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Class A Common Stock and Series A-1 Preferred Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Class A Common Stock or Series A-1 Preferred Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(c) Notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary, no Holder shall have the right to acquire shares of Class A Common Stock or Series A-1 Preferred Stock, and the Company shall not be required to issue shares of Class A Common Stock or Series A-1 Preferred Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (the “Conversion Restriction”), unless the Company shall have obtained the Requisite Stockholder Approval. Any purported delivery of shares of Class A Common Stock or Series A-1 Preferred Stock upon conversion of the Series A Preferred Stock will be void and have no effect to the extent, but only to the extent, that such delivery would result in any Holder becoming the beneficial owner of shares of Class A Common Stock or Series A-1 Preferred Stock outstanding at such time in excess of such Holder’s Individual Holder Share Cap. For the avoidance of doubt, a Holder may effect a conversion of its shares of Series A Preferred Stock pursuant to this Section 6 up to such Holder’s Individual Holder Share Cap, in each case subject to the other applicable requirements of this Certificate of Designations. If any consideration otherwise due upon the conversion of any Series A Preferred Stock pursuant to this Section 6 is not delivered as a result of the Conversion Restriction, then the Company’s obligation to deliver such consideration will not be extinguished, and the Company will deliver such consideration as soon as reasonably practicable after the Holder of such Series A Preferred Stock provides written evidence satisfactory to the Company that such delivery will not contravene the Conversion Restriction. A Holder will provide such evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Class A Common Stock or Series A-1 Preferred Stock issuable upon conversion of the Series A Preferred Stock may be delivered without contravening the Conversion Restriction. Further, notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary (but subject to waiver pursuant to Section 23), the Elevance Group and the GH Group shall not have the right to acquire shares of Class A Common Stock, and the Company shall not issue shares of Class A Common Stock to the Elevance Group or the GH Group, in excess of the Elevance Share Cap or the GH Share Cap, respectively.

SECTION 7. Mandatory Conversion by the Company. (a) So long as (1) (x) a registration statement relating to the resale of all shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock or Series A-1 Preferred Stock has become effective under the Securities Act and (y) such shares of Class A Common Stock are listed for trading on a national securities exchange or (2) such shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock or Series A-1 Preferred Stock are transferable without restriction in reliance upon Rule 144 under the Securities Act, at any time after the three (3) year anniversary of the Original Issuance Date, if the VWAP per share of Class A Common Stock on the NASDAQ (or other applicable principal national securities exchange if the Class A Common Stock is not then listed on the NASDAQ) was equal to or greater than the Mandatory Conversion Price for each of at least twenty (20) Trading Days, whether or not consecutive, in any period of thirty (30) consecutive Trading Days (such thirty (30) consecutive Trading Day period, the “Trading Period”) ending on and including the Trading Day immediately before the applicable Mandatory Conversion Notice Date, the Company may at its option, subject to the conversion procedures set forth in this Section 7, elect to convert (a “Mandatory Conversion”) all or a portion (provided that the Company converts a whole number of shares of Series A Preferred Stock) of the outstanding shares of Series A Preferred Stock into shares of Class A Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the sum of (x) the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends unless the Company elects to pay such Compounded Dividends not previously added to the Liquidation Preference in cash, in which case such Compounded Dividends shall not be added to the Liquidation Preference as provided in this clause (x)) plus (y) an amount equal to the Accrued Dividends with respect to such share of Series A Preferred Stock up to, but not including, the Mandatory Conversion Date divided by (B) the Conversion Price in effect as of the Mandatory Conversion Date and (ii) cash in lieu of fractional shares as set out in Section 11(h); provided, however, that the Company shall not issue any shares of Class A Common Stock upon a Mandatory Conversion to the Elevance Group or the GH Group if such issuance would result in the Elevance Group or the GH Group acquiring shares of Class A Common Stock in excess of the Elevance Share Cap or the GH Share Cap, respectively, and in lieu of any of such shares of Class A Common Stock that would have otherwise been deliverable upon Mandatory Conversion, the Elevance Group or the GH Group, as the case may be, shall receive one share of Series A-1 Preferred Stock for every 1,000 shares of Class A Common Stock and cash in lieu of any fractional shares of Series A-1 Preferred Stock as set out in Section 11(h).

Notwithstanding the foregoing, a Holder may elect to receive upon Mandatory Conversion, in lieu of the shares of Class A Common Stock otherwise deliverable, one share of Series A-1 Preferred Stock for every 1,000 shares of Class A Common Stock otherwise deliverable upon Mandatory Conversion and cash in lieu of any fractional shares of Series A-1 Preferred Stock as set out in Section 11(h); provided, however, that, unless the Company shall have obtained the Requisite Stockholder Approval, if as a result of the Conversion Restriction, all or a portion of such shares of Series A Preferred Stock to be converted may not be converted into shares of Class A Common Stock or Series A-1 Preferred Stock at such time, the Company shall deliver the maximum number of shares of Class A Common Stock or Series A-1 Preferred Stock (at the Holder’s election pursuant to Section 7(c)) that may be issued upon conversion of the Series A Preferred Stock at such time, together with an amount of cash per share of Class A Common Stock equal to the Closing Price on the Trading Day immediately prior to the Mandatory Conversion Date (such cash amount, the “Excess Amount”) in lieu of any such shares of Class A Common Stock or Series A-1 Preferred Stock otherwise deliverable upon a Mandatory Conversion in excess of the Conversion Restriction; provided, further, that, if the payment of such Excess Amount would have the effect of causing a default under the Existing Credit Agreement, then such Excess Amount shall only be due and payable on the first Dividend Payment Date when such payment of such Excess Amount would not cause a default under the Existing Credit Agreement.

(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Company shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders (such date that the Notice of Mandatory Conversion is provided to Holders, the “Mandatory Conversion Notice Date”). The Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date selected by the Company; and

(ii) the Conversion Price as in effect on the Mandatory Conversion Date, the number of shares Series A Preferred Stock to be converted from such Holder, the number of shares of Class A Common Stock to be issued to such Holder upon conversion of each such share of Series A Preferred Stock and, if applicable, the amount of Compounded Dividends as of the Mandatory Conversion Date.

(c) Holder’s Election. Within five (5) Business Days of such Holder’s receipt of the Notice of Mandatory Conversion, each Holder shall provide notice to the Company informing the Company of its election to receive Class A Common Stock or Series A-1 Preferred Stock upon Mandatory Conversion of its Series A Preferred Stock. Notwithstanding the foregoing, if such Holder shall fail to provide the notice required by this Section 7(c), such Holder shall be deemed to elect to convert its shares of Series A Preferred Stock into Class A Common Stock.

(d) Holder Information. In connection with any registration statement or resale prospectus contemplated by Section 7(a) hereof, each Holder agrees to provide the Company with such information that the Company reasonably requests in connection with the Company’s preparation of such registration statement and resale prospectus.

SECTION 8. Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 8(a):

(i) in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice (the “Conversion Notice”) provided by the Conversion Agent (which Conversion Notice must specify whether the Holder has elected to receive Series A-1 Preferred Stock in lieu of the Class A Common Stock otherwise deliverable upon conversion), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional (which condition may be a condition subsequent) on the completion of a Change of Control or other corporate transaction or other event or period of time; and provided, further that if such Holder shall fail to specify whether it has elected to receive Series A-1 Preferred Stock in lieu of Class A Common Stock upon conversion, such Holder shall be deemed to have elected to receive shares of Class A Common Stock upon such conversion;

(ii) surrender to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted (or, if such Holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate or certificates affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or certificates);

(iii) if required, furnish appropriate endorsements and transfer documents in a form reasonably acceptable to the Company; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 20.

The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Class A Common Stock or Series A-1 Preferred Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date, which such Mandatory Conversion shall be deemed to occur automatically on the Conversion Date). The Holder may, in respect of a Mandatory Conversion, deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Class A Common Stock or Series A-1 Preferred Stock, a delivery method of either book-entry basis, through the facilities of The Depositary Trust Company (if eligible) or certificated form. If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding, be retired and canceled and may not be reissued as shares of such series.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock or Series A-1 Preferred Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock or Series A-1 Preferred Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than three (3) Trading Days thereafter; provided, however, that, if a written notice from the Holder in accordance with Section 8(a)(i) specifies a date of delivery for any shares of Class A Common Stock or Series A-1 Preferred Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Class A Common Stock or Series A-1 Preferred Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 11(h) and any Excess Amount) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Class A Common Stock or Series A-1 Preferred Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depository Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depository Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock or Series A-1 Preferred Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof, and may not be reissued as shares of Series A Preferred Stock. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(e) Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

SECTION 9. Change of Control.

(a) Change of Control Rights.

(i) Company’s Change of Control Call. Upon the occurrence of a Change of Control, and subject to the right of each Holder to convert its outstanding shares of Series A Preferred Stock pursuant to Section 6 prior to any such purchase, the Company shall have the option to purchase (a “Change of Control Call”) any or all of the then outstanding shares of Series A Preferred Stock for which any Holder has not elected to exercise a Change of Control Put pursuant to Section 9(b) at a purchase price per share of Series A Preferred Stock, payable in cash in an amount equal to (i) if the Change of Control Effective Date occurs at any time prior to the fifth anniversary of the Original Issuance Date, 160% of the Original Issuance Price or (ii) if the Change of Control Effective Date occurs at any time on or after the fifth anniversary of the Original Issuance Date, the sum of (x) the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends) of such share of Series A Preferred Stock plus (y) the Accrued Dividends in respect of such share of Series A Preferred Stock up to, but not including, the Change of Control Purchase Date (the “Change of Control Call Price”). Notwithstanding the foregoing, the Company will not be permitted to exercise the Change of Control Call, or otherwise send a Call Notice pursuant to this Section 9 unless the Company or the acquiring or surviving Person in such Change of Control has or will have sufficient funds legally available to fully pay the Change of Control Call Price in respect of all shares of Series A Preferred Stock subject to a Call Notice.

(ii) Holder Change of Control Put. Subject to compliance with the procedures set forth in this Section 9 and the application of Section 9(i), upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Company to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash in an amount equal to (i) if the Change of Control Effective Date occurs at any time prior to the fifth anniversary of the Original Issuance Date, 160% of the Original Issuance Price or (ii) if the Change of Control Effective Date occurs at any time on or after the fifth anniversary of the Original Issuance Date, the sum of (x) the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends) of such share of Series A Preferred Stock plus (y) the Accrued Dividends in respect of such share of Series A Preferred Stock up to, but not including, the Change of Control Purchase Date (the “Change of Control Put Price”); provided, that the Company shall only be required to pay the Change of Control Put Price to the extent such purchase can be made out of funds legally available therefor in accordance with Section 9(i). For clarity, any shares of Series A Preferred Stock that a Holder does not convert as set forth in this clause (ii) shall remain outstanding until otherwise redeemed pursuant to the terms hereof.

(b) Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (the “Change of Control Notice”):

(i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed);

(ii) the anticipated total purchase price (if any) associated with the Change of Control;

(iii) the amount of cash and/or other consideration payable per share of Series A Preferred Stock, if such Holder elects to exercise a Change of Control Put;

(iv) the Change of Control Purchase Date for such shares of Series A Preferred Stock, which shall be any Business Day of the Company’s choosing that is no less than twenty (20) days and no more than sixty (60) days after the Change of Control Notice is mailed;

(v) the date by which the Holder must elect to exercise a Change of Control Put (which shall be no earlier than ten (10) Business Days after the date of receipt of the Change of Control Notice) (the “Change of Control Put Deadline”);

(vi) the instructions a Holder must follow to exercise a Change of Control Put in connection with such Change of Control; and

(vii) that payment of the Change of Control Put Price is conditional upon the closing of such Change of Control.

(c) Call Notice. After the close of business on the Change of Control Put Deadline, then the Company shall have the option to exercise its Change of Control Call under Section 9(a)(i) with respect to any or all of the then outstanding shares of Series A Preferred Stock for which any Holder has not elected to exercise a Change of Control Put pursuant to Section 9(b). At any time after the close of business on the Change of Control Put Deadline until the Change of Control Effective Date, a written notice may be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (the “Call Notice”):

(i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed);

(ii) the anticipated total purchase price (if any) associated with the Change of Control;

(iii) a statement that the Company is exercising its Change of Control Call under Section 9(a)(i);

(iv) the number of shares of Series A Preferred Stock to be purchased from such Holder pursuant to the Company’s Change of Control Call (which shall be any or all of such Holder’s shares for which the Holder has not elected to exercise a Change of Control Put);

(v) the Change of Control Purchase Date for such shares of Series A Preferred Stock, which shall be any Business Day of the Company’s choosing that is no less than ten (10) days and no more than sixty (60) days after the Call Notice is mailed;

(vi) the instructions a Holder must follow to receive payment of the Change of Control Call Price;

(vii) the amount of cash and/or other consideration payable per share of Series A Preferred Stock to be purchased from such Holder; and

(viii) that payment of the Change of Control Call Price is conditional upon the closing of such Change of Control.

(d) Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the Change of Control Put Deadline, surrender to the Conversion Agent the certificates representing the shares of Series A Preferred Stock to be purchased by the Company or lost stock affidavits therefor and a notice including wire transfer instructions for the payment of the Change of Control Put Price.

(e) Change of Control Call Procedure. To receive payment of the Change of Control Call Price, a Holder must, in accordance with the instructions set forth in the Call Notice, surrender to the Conversion Agent the certificates representing the shares of Series A Preferred Stock to be purchased by the Company (as indicated in the Call Notice) or lost stock affidavits therefor and a notice including wire transfer instructions for the payment of the Change of Control Call Price, provided, however, for the avoidance of doubt, any failure by a Holder to surrender such Holder’s certificates representing the shares of Series A Preferred Stock to be purchased pursuant to the Change of Control Call shall not delay the associated purchase and the Change of Control Call shall be deemed to occur automatically on the Change of Control Purchase Date upon the transfer of the Change of Control Call Price to such Holder.

(f) Delivery upon Change of Control Call or Change of Control Put. Upon a Change of Control Call or Change of Control Put, but subject to and contingent upon the closing of the Change of Control, subject to Section 9(i) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Call Price or Change of Control Put Price, as applicable, of such Holder’s shares of Series A Preferred Stock.

(g) Treatment of Shares. Until payment of the Change of Control Put Price or Change of Control Call Price, as applicable, such share of Series A Preferred Stock will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights provided herein, including conversion, dividend and voting rights. Any shares of Series A Preferred Stock that are converted prior to or on the Change of Control Purchase Date in accordance with this Certificate of Designations shall not be entitled to receive any payment of the Change of Control Put Price or Change of Control Call Price, as applicable.

(h) Partial Exercise of Change of Control Put or Change of Control Call. In the event that a Change of Control Put or Change of Control Call is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder and the Company does not elect to exercise a Change of Control Call with respect to such remaining shares, following such Change of Control Put or Change of Control Call the Company shall execute and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Series A Preferred Stock held by the Holder as to which a Change of Control Put and Change of Control Call was not effected (or book-entry interests representing such shares).

(i) Sufficient Funds. If the Company shall not have sufficient funds legally available under applicable law to purchase all shares of Series A Preferred Stock for which Holders have elected to exercise their Change of Control Put pursuant to this Section 9, the Company shall (i) purchase, pro rata among the Holders that have elected to exercise their Change of Control Put pursuant to this Section 9, a number of shares of Series A Preferred Stock with an aggregate Change of Control Put Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under applicable law and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Put Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such shares of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Notwithstanding the foregoing, in the event a Holder exercises a Change of Control Put pursuant to this Section 9 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9.

(j) Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Put Price or Change of Control Call Price, as applicable, in respect of shares of Series A Preferred Stock that have not been converted into Class A Common Stock or Series A-1 Preferred Stock prior to the Change of Control Effective Date pursuant to Section 6 or Section 7, as applicable.

(k) Full Payment. Upon full payment of the Change of Control Call Price or Change of Control Put Price, as applicable, for any shares of Series A Preferred Stock subject to a Change of Control Call or Change of Control Put, as applicable, such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose, shall be retired and canceled and may not be reissued as shares of such series; and all rights (except the right to receive the Change of Control Call Price or Change of Control Put Price, as applicable) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

(l) Treatment of Existing Credit Agreement. Notwithstanding anything in this Certificate of Designations to the contrary, but subject to the terms set forth herein, the Company shall not pay, and shall not be required to pay, any Change of Control Put Price or Change of Control Call Price if such payment is not permitted under, or would result in a breach of, or event of default under, the Existing Credit Agreement or any other credit agreement, indenture or other financing arrangement of the Company or its Subsidiaries.

SECTION 10. Redemption. (a) Redemption at the Option of the Company.

(i) At any time on or after the five (5)-year anniversary of the Original Issuance Date, the Company shall have the right (the “Company Redemption Right”) to redeem, in whole or from time to time in part, the shares of Series A Preferred Stock of any Holder outstanding at such time at a redemption price equal to the sum of (x) the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends) of the shares of Series A Preferred Stock to be redeemed plus (y) an amount equal to the Accrued Dividends with respect to such shares of Series A Preferred Stock up to, but not including, the applicable Redemption Date (such price, the “Redemption Price”). Notwithstanding the foregoing, the Company will not exercise the Company Redemption Right, or otherwise send a Notice of Company Redemption in respect of the redemption of, any Series A Preferred Stock pursuant to this Section 10 unless the Company has sufficient funds legally available to fully pay the Redemption Price in respect of all shares of Series A Preferred Stock called for redemption. The Redemption Price shall be payable in cash. If fewer than all of the shares of Series A Preferred Stock then outstanding are to be redeemed pursuant to this Section 10(a), then such redemption shall occur on a pro rata basis with respect to all Holders based on the total number of shares of Series A Preferred Stock then held by such Holder relative to the total number of shares of Series A Preferred Stock then outstanding.

(ii) To exercise the Company Redemption Right pursuant to this Section 10(a), the Company shall deliver written notice thereof (a “Notice of Company Redemption”) to the Holders and the Transfer Agent at least ten (10) Business Days prior to the Redemption Date designated therein for such redemption. The Notice of Company Redemption shall contain instructions whereby Holders will surrender to the Transfer Agent all shares of Series A

Preferred Stock; provided, however, for the avoidance of doubt, any failure by the Holder to surrender such Holder’s certificates representing the shares of Series A Preferred Stock to be redeemed shall not delay the associated redemption and the redemption shall be deemed to occur automatically on the Redemption Date upon the transfer of the Redemption Price of the shares of Series A Preferred Stock then-held by such Holder to such Holder. The Company shall deliver or cause to be delivered to each Holder that has complied with the instructions set forth in such Notice of Company Redemption, cash by wire transfer in an amount equal to the Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has complied with such instructions in accordance herewith.

(b) Effect of Redemption. With respect to any share of Series A Preferred Stock specified to be redeemed by the Company pursuant to the Company Redemption Right and which has been redeemed in accordance with the provisions of this Section 10, or for which the Company has irrevocably deposited an amount equal to the Redemption Price in respect of such share with the Transfer Agent, then (i) Dividends (including Compounded Dividends) shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate.

(c) Partial Redemption. In the event that the Company Redemption Right is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such redemption, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Company Redemption Right was not exercised (or book-entry interests representing such shares).

SECTION 11. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11(a), without having to convert their Series A Preferred Stock, as if the respective Holders held such a number of shares of Class A Common Stock into which the number of shares of Series A Preferred Stock held by such Holders are then convertible pursuant to Section 6(a):

(i) The issuance of Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination of Class A Common Stock or a reclassification of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) The dividend, distribution or other issuance to all or substantially all holders of Class A Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(vii) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Class A Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X) / (OS0+Y)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants

Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Class A Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered.

(iii) The Company or one or more of its Subsidiaries purchases Class A Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Class A Common Stock, or otherwise acquires Class A Common Stock (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms, (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards or (4) through purchases of Junior Stock using the proceeds from a sale by the Company of Junior Stock) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Class A Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Class A Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)) / (SP1 x OS0)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of shares of Class A Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 11(a)(iii), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

In the event that the Company or any of its Subsidiaries is obligated to purchase Class A Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Class A Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Class A Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 11(a)(i) or Section 11(a)(ii) hereof, (B) Distribution Transactions as to which Section 11(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 11(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0—FMV)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Class A Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Class A Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Class A Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the first Trading Day following the effective date of the Distribution Transaction

MP0 = the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the first Trading Day following the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 11(a)(v), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(v).

(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Class A Common Stock, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 – C)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per share of Class A Common Stock the Company distributes to all or substantially all holders of its Class A Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Class A Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.

(vii) If the Company has a stockholder rights plan in effect with respect to the Class A Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Class A Common Stock, the rights under such rights plan relating to such Class A Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Class A Common Stock as described in Section 11(a)(iv). Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Class A Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Class A Common Stock or other property or securities as a dividend or distribution of shares of Class A Common Stock pursuant to Section 11(a)(i) or Section 11(a)(iv), as applicable.

Notwithstanding anything to the contrary in this Section 11(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c) When No Adjustment Required. (i) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock.

(ii) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii) No adjustment to the Conversion Rate will be made:

(A) upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Class A Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs, including, without limitation, the Company’s 2020 Incentive Award Plan, 2021 Inducement Award Plan and 2020 Employee Stock Purchase Plan;

(C) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Stock; or

(D) for a change in the par value of the Class A Common Stock.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of

Class A Common Stock or Series A-1 Preferred Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Class A Common Stock or Series A-1 Preferred Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.

(h) Fractional Shares. No fractional shares of Class A Common Stock or Series A-1 Preferred Stock will be delivered to the Holders upon conversion.

(i) In the case of Class A Common Stock, in lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

(ii) In the case of Series A-1 Preferred Stock, in lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, an amount in cash equal to the product of (A) such excess fractional share of Series A-1 Preferred Stock multiplied by 1000 and (B) the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Series A-1 Preferred Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

SECTION 12. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”) then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 12(d) and Section 13(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference (for the avoidance of doubt, reflecting increases in the amount of Compounded Dividends) applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Class A Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock. In the event of a Reorganization Event that constitutes a Change of Control and either the Company exercises its Change of Control Call with respect to any shares of Series A Preferred Stock pursuant to Section 9 or any Holder exercises such Holder’s rights with respect to any of such Holder’s shares of Series A Preferred Stock pursuant to Section 9, this Section 12(a) shall not apply to such shares of Series A Preferred Stock.

(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of the Class A Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into Capital Stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

SECTION 13. Voting Rights.

(a) General. Except as provided in Section 13(c), Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Class A Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Class A Common Stock on all matters submitted to a vote of the holders of Class A Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). Each Holder shall be entitled to the number of votes, rounded down to the nearest whole number, not to exceed such Holder’s Individual Holder Share Cap or, in the case of the Elevance Group, the Voting Limit, equal to the product of (i) the largest number of whole shares of Class A Common Stock into which all shares of Series A Preferred Stock could be converted pursuant to Section 6 (taking into account the Conversion Restriction to the extent applicable) multiplied by (ii) a fraction the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company, each as in effect as of such applicable date.

(b) Adverse Changes. The affirmative vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would materially, adversely and disproportionately affect the rights, preferences, privileges or powers (including voting powers) of the Series A Preferred Stock or the Holder thereof;

(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Senior Stock, Parity Stock or any other class or series of Capital Stock of the Company ranking senior to or pari passu with the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(iii) the Company or any of its Subsidiaries issuing or authorizing the issuance of any debt security, if the Company’s Consolidated Total Net Debt following such action would exceed four times the Company’s Consolidated EBITDA for its most recently completed four consecutive fiscal quarters; provided that no consent of the Holders shall be required with respect to the issuance or the authorization of the issuance by the Company or any of its Subsidiaries of any debt security issued or authorized by the Company or any of its Subsidiaries to redeem, repay, repurchase, defease, retire or otherwise refinance outstanding indebtedness of the Company or any of its Subsidiaries; provided, further, that no consent of the Holders shall be required with respect to any draws or the incurrence of indebtedness by the Company or any of its Subsidiaries under the Existing Credit Agreement;

(iv) the Company selling, issuing, sponsoring, creating or distributing any digital tokens, cryptocurrency or other blockchain-bassets, or the Company holding more than 10% of its total cash and cash equivalents in digital tokens, cryptocurrency or other blockchain-based assets; any

(v) the Company agreeing to take any of the foregoing actions listed in clauses (i) through (iv) of this Section 13(b);

provided, however, that, with respect to any merger, consolidation or similar transaction in which the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and powers (including voting power) substantially the same as those of the Series A Preferred Stock and the provisions of the certificate of incorporation and bylaws (or equivalent governing documents) of the surviving entity or successor entity in such transaction do not differ from the Certificate of Incorporation or Bylaws in any manner that would have an adverse effect, in any material respect, on the rights, preferences, privileges or powers (including voting power) of the Series A Preferred Stock or the holders thereof, such holders shall not have any voting rights with respect to such amendment, alteration or repeal pursuant to clause (i) above.

For purposes of this Section 13, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.

(c) Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(d) The vote, approval or election of the Holders holding at least seventy-five percent (75%) of the shares of Series A Preferred Stock outstanding at such time, voting or acting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be required and will be sufficient to waive or amend any provision of this Certificate of Designations, and any amendment or waiver of any of the provisions of this Certificate of Designations approved by such percentage of the Holders shall be binding on all of the Holders.

(e) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company, the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 13(b) and Section 13(c) and may take action or consent to any action with respect to such rights without a meeting by delivering a waiver or consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

SECTION 14. Preemptive Rights. Except for the preemptive rights set forth in Section 4.09 of the Investment Agreement, the Holders shall not have any preemptive rights.

SECTION 15. Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 16. Creation of Capital Stock. Subject to Section 13(b)(ii), the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 17. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 18. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 19. Replacement Certificates. (a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company. Any such replacement shall be done in accordance with the Bylaws of the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Class A Common Stock or Series A-1 Preferred Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

SECTION 20. Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Class A Common Stock, Series A-1 Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock, Series A-1 Preferred Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Class A Common Stock or Series A-1 Preferred Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 21. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at GoHealth, Inc., 214 West Huron Street, Chicago, Illinois 60654 (Attention: Chief Legal Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 22. Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 23. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding; provided, however, that notwithstanding anything to the contrary in this Certificate of Designations (a) the operation of the GH Share Cap in Section 6 and Section 7 may be waived by, and only by, written notice to the Company from the GH Group and any such waiver by the GH Group will not be effective until the 61st day after delivery of such written notice; and (b) the operation of the Elevance Share Cap in Section 6 and Section 7 and the Voting Limit in Section 13 may not be waived by the Elevance Group or upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 24. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 23rd day of September, 2022.

GOHEALTH, INC.

By:	/s/ Vijay Kotte
Name: Vijay Kotte
Title: Chief Executive Officer

[Signature Page to Certificate Designations]